Exhibit 99

TI Reports Financial Results for 2Q09

Conference call on TI web site at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (July 20, 2009) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced second-quarter revenue of $2.46 billion, net income of $260 million and earnings per share (EPS) of $0.20.

“After sharp inventory corrections in our markets during the prior two quarters, our revenue levels are beginning to more closely reflect end demand,” said TI Chairman, President and CEO Rich Templeton.  “As it will likely take some time before the economy strengthens, we have aligned our operations and expenses to be consistent with the weak environment.  As a result, we are seeing healthy trends in our profitability.

“Analog was the biggest driver of sequential growth this quarter with all three major businesses contributing.  Of particular note, our high-volume analog & logic business is now showing early signs of progress from our efforts over the past couple of years to reinvigorate growth.

“Operationally, TI performed well.  Despite low visibility at the start of the quarter, our factories were able to respond to a surge in demand resulting in 18 percent sequential growth in revenue.  At the same time, TI inventory again declined, and by working with our distributors we were able to further reduce channel inventory by about 10 percent.

“Looking ahead, we expect solid sequential growth in the third quarter.  As end demand trends remain uncertain, we will keep our operations flexible so we can quickly respond to our customers’ needs.

“In the meantime, we continue to focus on strengthening our core businesses of Analog and Embedded Processing.  In the quarter, we acquired Luminary Micro, which expanded TI’s Embedded Processing portfolio by more than 140 advanced, 32-bit microcontroller products.  Many of our 2,000 field sales representatives and applications engineers already are working with these products to help customers solve a wide variety of system needs.”

2Q09 financial summary

Amounts are in millions of dollars, except per-share amounts.

	2Q09	2Q08	vs. 2Q08	1Q09	vs. 1Q09
Revenue:	$2457	$3351	-27%	$2086	18%
Operating profit:	$343	$833	-59%	$10	3330%
Net income:	$260	$588	-56%	$17	1429%
Earnings per share:	$0.20	$0.44	-55%	$0.01	1900%
Cash flow from operations:	$557	$522	7%	$251	122%

TI’s revenue declined 27 percent compared with the second quarter of 2008 and increased 18 percent compared with the first quarter of 2009.  The decline from a year ago was the result of broad-based declines across all segments.  The increase from the prior quarter was primarily due to strength in TI’s Analog segment as well as a seasonal increase in calculators.  Revenue was up sequentially in all segments.

TI’s operating profit declined $490 million compared with the year-ago quarter and grew $333 million compared with the first quarter.  The decline from a year ago was due to lower revenue and the associated lower gross profit, as well as the negative impact of underutilized manufacturing assets and restructuring charges.  Collectively, these more than offset lower operating expenses and manufacturing cost reductions.  The increase from the prior quarter was due to higher revenue in all segments and the associated higher gross profit, combined with the positive effect of higher utilization of the company’s manufacturing assets.

Excluding restructuring charges of $85 million, TI’s operating profit was $428 million in the second quarter, or 17.4 percent of revenue, and EPS was $0.25.  (See reconciliation table at the end of this release.)

2Q09 segment results

	2Q09	2Q08	vs. 2Q08	1Q09	vs. 1Q09	Note
Analog: Revenue	$983	$1287	-24%	$814	21%	(1)
Operating profit (loss)	$96	$326	-71%	$(35)	374%
Embedded Processing: Revenue	$350	$439	-20%	$316	11%	(2)
Operating profit	$28	$101	-72%	$2	1300%
Wireless: Revenue	$601	$902	-33%	$551	9%	(3)
Operating profit (loss)	$58	$126	-54%	$(13)	546%
Other: Revenue	$523	$723	-28%	$405	29%	(4)
Operating profit	$161	$280	-43%	$56	188%

The product categories in each segment are as follows:
  Analog:  high-volume analog & logic, high-performance analog (includes data converters, amplifiers and interface products) and power management
  Embedded Processing:  DSPs and microcontrollers used in catalog, communications infrastructure and automotive applications
  Wireless:  DSPs and analog used in basebands for handsets, OMAP™ applications processors and connectivity products for wireless applications
  Other:  includes DLP® products, calculators, ASIC products, RISC microprocessors and royalties
(1)
The decline in Analog revenue from a year ago was primarily due to lower high-volume analog & logic revenue.  High-performance analog and power management revenue also declined, although by a lesser amount.  The increase in Analog revenue from the prior quarter was primarily due to stronger high-volume analog & logic revenue.  Power management and high-performance analog revenue also increased, although by a lesser amount.

(2)
The decline in Embedded Processing revenue from a year ago was primarily due to lower catalog product revenue.  Revenue from automotive products also declined, although by a lesser amount, while revenue from communications infrastructure products was up.  The increase in Embedded Processing revenue from the prior quarter was primarily due to higher catalog product revenue.  Revenue from automotive products also increased, although by a lesser amount, while revenue from communications infrastructure products was about even.

(3)
Wireless revenue declined from a year ago due to lower baseband revenue.   Revenue from OMAP applications processors also declined, although by a lesser amount, while revenue from connectivity products increased.  Wireless revenue increased from the prior quarter primarily due to higher connectivity products revenue.  Revenue from OMAP applications processors and baseband products also increased, although by a lesser amount.

(4)
Other revenue decreased from a year ago due to declines in royalties, DLP products, calculators, RISC microprocessors and ASIC products.  Other revenue increased from the prior quarter due to a seasonal increase in calculators, as well as higher revenue from DLP products and RISC microprocessors.  Revenue from ASIC products and royalties declined from the prior quarter.

Operating profit declined in all segments from a year ago primarily because of lower revenue.  Compared with the prior quarter, operating profit increased in the Analog, Embedded Processing and Other segments primarily due to higher revenue.  Operating profit increased in the Wireless segment primarily due to the combination of higher revenue and cost reductions.

Restructuring charges were as follows:

	2Q09	2Q08	1Q09
Analog:	$35	$--	$42
Embedded Processing:	$18	$--	$19
Wireless:	$23	$--	$32
Other:	$9	$--	$12
Total:	$85	$--	$105

2Q09 additional financial information

•	Orders were $2.80 billion, down 19 percent from a year ago but up 27 percent from the prior quarter.

•	Inventory was $1.06 billion, down $588 million from a year ago and down $35 million from the prior quarter.

•	Capital expenditures were $47 million in the quarter, a decline from $271 million in the year-ago quarter and an increase from $43 million in the prior quarter.

•	TI used $251 million in the quarter to repurchase 13.4 million shares of its common stock and paid dividends of $139 million.

•	Cash and cash equivalents plus short-term investments increased to $2.56 billion at the end of the quarter.

Outlook

For the third quarter of 2009, TI expects:

•	Revenue: $2.50 – 2.80 billion

•	Earnings per share: $0.29 - 0.39

The EPS estimate includes a negative impact of $0.01 per share resulting from restructuring charges.

TI will update its third-quarter outlook on September 9, 2009.

For the full year of 2009, TI expects approximately the following:

•	R&D expense: $1.5 billion

•	Capital expenditures: $300 million

•	Depreciation: $900 million

•	Annual effective tax rate: 27%, up from the prior expectation of 24%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	June 30, 2009	June 30, 2008	Mar. 31, 2009

Revenue	$2,457	$3,351	$2,086
Cost of revenue	1,333	1,602	1,280
Gross profit	1,124	1,749	806
Research and development (R&D)	369	488	386
Selling, general and administrative (SG&A)	327	428	305
Restructuring expense	85	--	105
Operating profit	343	833	10
Other income (expense) net	13	17	5
Income before income taxes	356	850	15
Provision (benefit) for income taxes	96	262	(2)
Net income	$260	$588	$17

Earnings per common share:
Basic	$.20	$.44	$.01
Diluted	$.20	$.44	$.01

Average shares outstanding (millions):
Basic	1,267	1,320	1,275
Diluted	1,272	1,338	1,277

Cash dividends declared per share of common stock	$.11	$.10	$.11

Percentage of revenue:
Gross profit	45.7%	52.2%	38.6%
R&D	15.0%	14.6%	18.5%
SG&A	13.3%	12.8%	14.6%
Operating profit	14.0%	24.9%	0.5%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2009	June 30, 2008	Mar. 31, 2009
Assets
Current assets:
Cash and cash equivalents	$1,765	$1,317	$1,436
Short-term investments	792	331	990
Accounts receivable, net of allowances of ($23), ($24) and ($20)	1,244	1,811	1,125
Raw materials	81	111	77
Work in process	699	997	712
Finished goods	283	543	309
Inventories	1,063	1,651	1,098
Deferred income taxes	668	641	676
Prepaid expenses and other current assets	208	259	207
Total current assets	5,740	6,010	5,532
Property, plant and equipment at cost	6,739	7,603	7,030
Less accumulated depreciation	(3,799)	(3,999)	(3,915)
Property, plant and equipment, net	2,940	3,604	3,115
Long-term investments	632	766	645
Goodwill	926	840	912
Acquisition-related intangibles	150	108	120
Deferred income taxes	909	626	967
Capitalized software licenses, net	140	220	160
Overfunded retirement plans	20	128	17
Other assets	53	80	52
Total assets	$11,510	$12,382	$11,520

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$421	$677	$326
Accrued expenses and other liabilities	931	955	907
Income taxes payable	56	26	21
Accrued profit sharing and retirement	60	102	33
Total current liabilities	1,468	1,760	1,287
Underfunded retirement plans	502	187	608
Deferred income taxes	54	57	61
Deferred credits and other liabilities	273	394	354
Total liabilities	2,297	2,398	2,310

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: June 30, 2009 -- 1,739,734,081; June 30, 2008 -- 1,739,712,567; Mar. 31, 2009 -- 1,739,723,261	1,740	1,740	1,740
Paid-in capital	1,045	940	1,020
Retained earnings	21,163	20,773	21,043
Less treasury common stock at cost: Shares: June 30, 2009 -- 478,309,646; June 30, 2008 -- 428,835,142; Mar. 31, 2009 -- 466,270,151	(14,061)	(13,138)	(13,852)
Accumulated other comprehensive income (loss), net of taxes	(674)	(331)	(741)
Total stockholders’ equity	9,213	9,984	9,210
Total liabilities and stockholders’ equity	$11,510	$12,382	$11,520

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2009	June 30, 2008	Mar. 31, 2009
Cash flows from operating activities:
Net income	$260	$588	$17
Adjustments to net income:
Depreciation	221	245	230
Stock-based compensation	47	54	50
Amortization of acquisition-related intangibles	12	10	10
Deferred income taxes	6	(7)	3
Increase (decrease) from changes in:
Accounts receivable	(116)	(149)	(218)
Inventories	37	(73)	279
Prepaid expenses and other current assets	(15)	(29)	8
Accounts payable and accrued expenses	101	32	(119)
Income taxes payable	(52)	(181)	49
Accrued profit sharing and retirement	26	23	(97)
Other	30	9	39
Net cash provided by operating activities	557	522	251

Cash flows from investing activities:
Additions to property, plant and equipment	(47)	(271)	(43)
Purchases of short-term investments	(343)	--	(220)
Sales and maturities of short-term investments	544	111	729
Purchases of long-term investments	(3)	(3)	(2)
Redemptions and sales of long-term investments	43	--	3
Acquisitions, net of cash acquired	(51)	(19)	(104)
Net cash provided by (used in) investing activities	143	(182)	363

Cash flows from financing activities:
Dividends paid	(139)	(132)	(141)
Sales and other common stock transactions	19	89	18
Excess tax benefit from share-based payments	--	3	--
Stock repurchases	(251)	(433)	(101)
Net cash used in financing activities	(371)	(473)	(224)
Net increase (decrease) in cash and cash equivalents	329	(133)	390
Cash and cash equivalents, beginning of period	1,436	1,450	1,046
Cash and cash equivalents, end of period	$1,765	$1,317	$1,436

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

The following describes TI’s results excluding the impact of restructuring charges.  Management believes this presentation provides investors additional insight into the underlying business conditions and results.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Non-GAAP Reconciliation
(Millions of dollars, except share and per-share amounts)

For the three months ended June 30, 2009

Operating profit as reported	$343
Pre-tax restructuring charges	85
Operating profit excluding restructuring charges	$428

Revenue	$2,457

Operating profit percentage of revenue excluding restructuring charges	17.4%

For the three months ended June 30, 2009

Net income as reported	$260
Pre-tax restructuring charges	85
Tax impact of restructuring charges	(30)
Net income excluding restructuring charges	$315

Average diluted shares outstanding	1,272

Diluted earnings per share excluding the impact of restructuring charges	$.25

#   #   #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;

•
TI's ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI's ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI's ability to compete in products and prices in an intensely competitive industry;

•	TI's ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;

•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from our forecasts;

•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;

•	The ability of TI and its customers and suppliers to access their bank accounts and lines of credit or otherwise access the capital markets;

•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;

•	TI's ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of the Company's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments
Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.  A global semiconductor company, TI innovates through design, sales and manufacturing operations in more than 30 countries.  For more information, go to www.ti.com.

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